As filed with the Securities and Exchange Commission on February 14, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Allot Communications Ltd.
(Exact name of registrant as specified in charter)

State of Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

22 Hanagar Street, Neve Ne'eman Industrial Zone B	Not Applicable
Hod-Hasharon 45240, Israel	(Zip Code)
(Address of principal executive offices)

Key Employees of Subsidiaries and Consultants Share Incentive Plan (1997)
Key Employees Share Incentive Plan (1997)
Key Employee Share Incentive Plan (2003)
2006 Incentive Compensation Plan
(Full Title of the Plan)

Allot Communications, Inc.
7664 Golden Triangle Drive
Eden Prairie, MN 55344
(952) 944-3100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Joshua G. Kiernan, Esq.	Ori Rosen, Adv.
Colin J. Diamond, Esq.	Oren Knobel, Adv.
White & Case LLP	Ori Rosen & Co.
1155 Avenue of the Americas	One Azrieli Center
New York, New York	Tel Aviv 67021
Tel: (212) 819-8200	Israel
Fax: (212) 354-8113	Tel: +972 (9) 972-6000
Fax: +972 (9) 972-6001

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee

Ordinary Shares, par value NIS 0.10 per share	3,547,645	$2.73	(3)	$9,701,014	$1,038
Ordinary Shares, par value NIS 0.10 per share	1,399,999	$10.40	(4)	$14,559,990	$1,558

(1)	This Registration Statement shall also cover any additional Ordinary Shares which become issuable under the above-referenced incentive plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.
(2)	Represents the registration of Ordinary Shares of the Registrant issuable or issued under the Registrant’s above-referenced share incentive plans.
(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon on the exercise price with respect to options issued.
(4)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and (c) on the basis of the average of the high and low prices ($10.59 and $10.20) of the Registrant’s Ordinary Shares as quoted on the Nasdaq Global Market on February 9, 2007 with respect to ordinary shares reserved for issuance pursuant to options to be issued in the future.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* The documents containing the information specified in this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

        The following documents filed by Allot Communications Ltd. (the “Company”) are incorporated herein by reference:

(i)	the Company’s final prospectus filed on November 16, 2006 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s Registration Statement on Form S-1 (File No. 333-138313); and

(ii)	the description of the Company’s ordinary shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-33129) filed on November 3, 2006.

        In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

        Not applicable.

Item 5.	Interests of Named Experts and Counsel

        Not applicable.

Item 6.	Indemnifications of Directors and Officers

        Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. However, the company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is inserted in its articles of association. Our articles of association include such a provision. An Israeli company may not exculpate a director for liability arising out of a prohibited dividend or distribution to shareholders.

        An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Our articles of association contain such an authorization. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria. In addition, a company may undertake in advance to indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

        An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

—	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder; and

—	a financial liability imposed on the office holder in favor of a third party.

        An Israeli company may not indemnify or insure an office holder against any of the following:

—	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

—	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

—	an act or omission committed with intent to derive illegal personal benefit; or

—	a fine or forfeit levied against the office holder.

        Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect of our directors, by our shareholders.

        Our articles of association allow us to indemnify and insure our office holders to the fullest extent permitted by the Companies Law. Our office holders are currently covered by a directors and officers’ liability insurance policy. As of the date of this offering, no claims for directors and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our directors or officers in which indemnification is sought.

        We have entered into agreements with each of our directors and office holders exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law, including with respect to liabilities resulting from this offering. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and the insurance is subject to our discretion depending on its availability, effectiveness and cost. The current maximum amount set forth in such agreements is the greater of (1) with respect to indemnification in connection with a public offering of our securities, the gross proceeds raised by us and/or any selling shareholder in such public offering, and (2) with respect to all permitted indemnification, including a public offering of our securities, an amount equal to 50% of the our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnity payment is made.

        In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7.	Exemption from Registration Claimed

        Not applicable.

Item 8.	Exhibits

        The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings

The undersigned Registrant, Allot Communications Ltd., hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

        The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hod-Hasharon, State of Israel, on February 14, 2007.

ALLOT COMMUNICATIONS LTD. By: /s/ Adi Sapir —————————————— Name: Adi Sapir Title: Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yigal Jacoby, Rami Hadar and Adi Sapir, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

By: /s/ Rami Hadar —————————————— Rami Hadar	Chief Executive Officer and President (Principal Executive Officer)	February 14, 2007

By: /s/ Adi Sapir —————————————— Adi Sapir	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2007

By: /s/ Yigal Jacoby —————————————— Yigal Jacoby	Chairman of the Board	February 14, 2007

By: /s/ Yossi Sela —————————————— Yossi Sela	Director	February 14, 2007

Name	Title	Date

By: —————————————— Eyal Kishon	Director	February 14, 2007

By: /s/ Shai Saul —————————————— Shai Saul	Director	February 14, 2007

By: /s/ Erel Margalit —————————————— Erel Margalit	Director	February 14, 2007

By: /s/ Yossi Elihav —————————————— Yossi Elihav	Director	February 14, 2007

ALLOT COMMUNICATIONS, INC. By: /s/ Rami Hadar —————————————— Name: Rami Hadar Title: Director, Allot Communications, Inc.	United States Representative	February 14, 2007

EXHIBITS

Exhibit No.	Description

5.1	Opinion of Ori Rosen & Co., Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent).

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of Ori Rosen & Co., Israeli counsel to the Registrant (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page to this Registration Statement).

99.1	Key Employees of Subsidiaries and Consultants Share Incentive Plan (1997) (incorporated by reference to Exhibit 10.10 of the Registration Statement on Form F-1 of Allot Communications Ltd. (File No. 333-138313)).

99.2	Key Employees Share Incentive Plan (1997) (incorporated by reference to Exhibit 10.11 of the Registration Statement on Form F-1 of Allot Communications Ltd. (File No. 333-138313)).

99.3	Key Employee Share Incentive Plan (2003) (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form F-1 of Allot Communications Ltd. (File No. 333-138313)).

99.4	2006 Incentive Compensation Plan (incorporated by reference to Exhibit 10.15 of the Registration Statement on Form F-1 of Allot Communications Ltd. (File No. 333-138313)).